Exhibit 99.5

DYNAMIC NETWORK SERVICES, INC.

AMENDMENT NO. 4 TO 2013 STOCK PLAN

This Amendment (this “Amendment”) to the Dynamic Network Services, Inc. 2013 Stock Plan (the “Plan”), is effective as of January 31, 2017 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Dynamic Network Services, Inc. (the “Company”) maintains the Plan;

WHEREAS, under Section 19 of the Plan, the Board of Directors of the Company may amend the Plan, provided that no such amendment shall affect a participant’s rights under previously granted stock rights without the consent of the participant;

WHEREAS, OC Acquisition LLC is entering into an Agreement and Plan of Merger (“Merger Agreement”) to acquire the Company; and

WHEREAS, in accordance with Section 4.14(b) of the Merger Agreement, the Company desires to amend certain terms of the Plan as set forth in this Amendment.

NOW, THEREFORE, effective as of the Effective Date, the Plan is hereby amended as follows:

1. Section 16 of the Plan is amended to read in its entirety as follows:

16.	Change in Control

(a) In the event of a Change in Control (as defined below), each outstanding Stock Right, as determined by the Board or the Committee in its discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an option or other award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, (iv) replaced with a cash retention program of the Company or any successor corporation (or parent thereof) which preserves the spread existing on the unvested shares subject to the Stock Right at the time of the Change in Control (the excess of the fair market value of those shares over the aggregate purchase price for such shares) and, subject to subsection (c) below, provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those unvested Stock Right shares, but only if such replacement cash program would not result in the treatment of the Stock Right as an item of deferred compensation subject to Section 409A of the Code, or (v) any combination of the foregoing. Determinations by the Board or Committee under this Section need not be uniform among Participants.

(b) To the extent an outstanding Stock Right is not assumed, substituted, continued or replaced in accordance with subsection (a), the Board or the Committee in its discretion shall have the authority to provide that to the extent any Stock Right remains unexercised and outstanding on the effective date of the Change in Control, such Stock Right shall be cancelled and terminate and the holder of such Stock Right shall become entitled to receive, upon consummation of the Change in Control and subject to subsection (c), a lump sum cash payment in an amount equal to the product of (i) the number of shares of Common Stock subject to the Stock Right and (ii) the excess of (a) the fair market value per share of Common Stock on the date of the Change in Control over (b) the per share exercise price or purchase price in effect for such Stock Right. However, any such Stock Right shall be subject to cancellation and termination, without cash payment or other consideration due the Stock Right holder, if the fair market value per share of Common Stock on the date of such Change in Control is less than the per share exercise price or purchase price in effect for such Stock Right.

(c) The Board or the Committee shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to subsection (a) or subsection (b) to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.

(d) Immediately following the consummation of the Change in Control, (i) all outstanding Stock Rights shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, and (ii) no further grants may be made under the Plan.

(e) In the event of any Change in Control, the Board or the Committee in its discretion may determine that all outstanding repurchase rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) are to be terminated and the shares of Common Stock subject to those terminated rights are to immediately vest in full.

(f) Each Stock Right that is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Stock Right would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Change in Control, (ii) the exercise price or purchase price payable per share under each outstanding Stock Right, provided the aggregate exercise price or purchase price payable for such securities shall remain the same, and (iii) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the outstanding Stock Rights and subject to Board’s or Committee’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

(g) If the vesting of any Stock Right is based, in whole or in part, on performance, and such Stock Right is assumed or otherwise continued in full force and effect in connection with a Change in Control, the Board or the Committee shall determine how the unvested portion of the Stock Right shall vest following the Change in Control, including without limitation, whether such Stock Right shall automatically become vested at the target or maximum level of performance, whether such Stock Right shall remain subject to any continuing service requirements, and any appropriate adjustments to the performance measures.

(h) The Committee shall have the discretion, exercisable either at the time an Stock Right is granted or at any time while such an Stock Right remains outstanding, to structure such Stock Right so that (i) it shall automatically accelerate and vest in full (and any repurchase rights of the Company with respect to the unvested shares subject to that Stock Right shall immediately terminate) upon the occurrence of a Change in Control, whether or not such Stock Right is to be assumed in the Change in Control or otherwise continued in effect or (ii) the shares subject to such Stock Right will automatically vest on an accelerated basis should the Participant’s employment or other relationship with the Company terminate by reason of an involuntary termination within a designated period following the effective date of any Change in Control in which the Stock Right is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.

(i) The portion of any Incentive Stock Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Stock Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Non-Qualified Option under the Federal tax laws.

(j) The grant of Stock Rights under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(k) Change in Control shall have the meaning assigned to such term in the Stock Rights Agreement for the particular Stock Right or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term, and in the absence of such a Change in Control definition shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

(ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.

2. Section 21 of the Plan is amended to read in its entirety as follows:

21.	Cancellation and New Grant of Options, Etc.

Except as provided in Section 15, the Board and the Committee shall not have the authority to effect the cancellation of any or all outstanding Options (as may be assumed or continued in full force and effect in connection with a Change in Control) and to grant in substitution therefor new Options covering the same or different number of shares but with an exercise price per share based on the fair market value per share on the new Option grant date, or otherwise directly reduce the exercise price in effect for such outstanding Options.

3. Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth below, but effective as of the Effective Date.

DYNAMIC NETWORK SERVICES, INC.

/s/ David Allen
By

David Allen
Print Name

SVP, Legal and General Counsel, Corporate Secretary
Title

January 31, 2017
Date

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